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                                                                       EXHIBIT J

                          Shareholder Voting Agreement

            This SHAREHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of March 19, 2004, by and among Jacqueline B. Mars, as Trustee for the Jacqueline Badger Mars Trust, dated February 5, 1975, as amended (the "Trust"), Robert C.J. van Mourik, Bill H. Gunn, Neil E. Summerson, Robert A. Cameron, Geoffrey C. Murphy and James V. Riley (the "Shareholder Directors") and AmerAlia, Inc. ("AmerAlia" and, together with the Trust and the Shareholder Directors, the "Parties").

            WHEREAS, AmerAlia, through its direct subsidiary, Natural Soda Holdings, Inc., ("NSHI"), will obtain long term financing from Sentient Executive GP I, Limited, acting on behalf of the General Partner of Sentient Global Resources Fund I, L.P. and Sentient (Aust) Pty. Limited, acting on behalf of Sentient Global Resources Trust No. 1 (collectively the "Sentient Entities") and other entities, through NSHI's issuance of certain debentures, a portion of the proceeds of which will be used to repay the short term financing received by the Sentient Entities to acquire the assets and business of White River Nahcolite Minerals Ltd. Liability Co. (the "Acquisition");

            WHEREAS, the Shareholder Directors intend to enter into a shareholder voting agreement between themselves after they have fully considered the transaction and their duties with the intention that they will vote their shares in accordance with that voting agreement; and

            WHEREAS, the Trust intends to vote its shares of common stock of AmerAlia in the same manner as each of the Shareholder Directors agrees to votes his shares.

            NOW, THEREFORE, in connection with the Acquisition and the financing, in consideration therefor, and for other good and valuable consideration, the receipt and adequacy whereof each of the Parties hereby acknowledges:

            1. Acquisition Transaction and Financing Vote by Trust. The Trust shall vote one-sixth (1/6) of the aggregate number of shares of common stock of AmerAlia, the Trust holds (directly or indirectly) either for or against the ratification of the Acquisition and financing of the Acquisition (including any aspect of the financing that is voted on separately) in the manner in which each Shareholder Director is contractually obligated and approval of all related matters to vote his own shares of common stock of AmerAlia with respect to the Acquisition. Accordingly, the Trust shall vote one-sixth (1/6) of its holdings of common stock of AmerAlia in the manner that Robert C.J. van Mourik is contractually obligated to vote his shares of common stock of AmerAlia, one-sixth (1/6) of its holdings of common stock of AmerAlia in the manner that Bill H. Gunn is contractually obligated to vote his shares of common stock of AmerAlia, one-sixth (1/6) of its holdings of common stock of AmerAlia in the manner that Neil E. Summerson is contractually obligated to vote his shares of common stock of AmerAlia, one-sixth (1/6) of its holdings of common stock of AmerAlia in the manner that Robert A. Cameron is contractually obligated to vote his shares of common stock of AmerAlia, one-sixth (1/6) of its holdings of common stock of AmerAlia in the manner that Geoffrey C. Murphy is contractually obligated to vote his shares of common stock of AmerAlia and one-sixth (1/6) of its holdings of common stock of AmerAlia in the manner that James V. Riley is contractually obligated to vote his shares of common stock of AmerAlia. As long as the Shareholder Directors in named in this section have entered into an agreement to vote each of their shares, the foregoing agreement of the Trust to vote its shares shall not be affected if one or more of the Shareholder Directors (i) ceases to be a director, (ii) sells all or any portion of his shares in AmerAlia, or (iii) otherwise does not vote or is not eligible to vote his shares at the meeting where any aspect of the Acquisition is voted on by the shareholders of AmerAlia.

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            2. Irrevocable Proxy. If the Trust does not vote in accordance with
Section 1, the Trust hereby grants to, and is deemed to have executed in favor of, Bill H. Gunn and Robert C.J. van Mourik, or either of them, an irrevocable proxy to vote or to give written consent, in accordance with the provisions of
Section 1, with respect to the matters described in Section 1. This irrevocable proxy is coupled with an interest (that interest shall include, but not be limited to, this Shareholder Voting Agreement, as referenced in Section 16-10a-722(4) of the Utah Revised Business Corporation Act) and is intended to last until September 19, 2005 as permitted by Section 16-10a-722(3) of the Utah Revised Business Corporation Act.

            3. Matters Other than the Acquisition. With respect to all matters requiring a vote of the holders of shares of common stock of AmerAlia, other than the Acquisition, for a period of 24 months from the date hereof: (a) if directed by the board of directors of AmerAlia, the Trust shall attend such meeting at which such vote is to be taken, in person or by proxy, for quorum purposes and (b) the Trust agrees that it will abstain from voting any and all shares of common stock of AmerAlia it holds (directly or indirectly); provided, however that if during such period the Sentient Entities request that the Trust vote its shares of common stock, the Trust agrees to vote any shares it owns for or against any proposal submitted to the shareholders (except submissions related to the Acquisition) in the same proportion as the other shareholders vote their shares (both for and against any such proposal).

            4. Specific Enforcement. The parties acknowledge that any violation of this Agreement will cause irreparable harm to the parties hereto. As a consequence, the parties agree that if any party fails to abide by the terms of this Agreement, any other party will be entitled to specific performance, including the immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, and to judgment for damages caused by such breach, and to any other remedies provided by applicable law. This agreement is intended to and shall be specifically enforceable pursuant to Section 16-10a-731 of the Utah Revised Business Corporation Act.

            5. Third Party Beneficiary. The parties hereto understand and agree that this Agreement is entered into with the intent that the Sentient Entities are intended third party beneficiaries and that they or either of them may enforce the obligations described herein and that this Agreement may not be modified or amended without the prior written consent of the Sentient Entities.

            6. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

            7. Attorney Fees. In the event an arbitration, suit or action is brought by any person to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall receive reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

            8. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. The Shareholder Directors have entered into another Shareholder Voting Agreement dated to be effective as of March 19, 2004 and that agreement is not intended to be affected by the terms and conditions of this Agreement.

            9. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

            10. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the

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application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

            11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single agreement.

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            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                       JACQUELINE B. MARS AS THE TRUSTEE OF THE
                                       JACQUELINE BADGER MARS TRUST DATED
                                       FEBRUARY 5, 1975, AS AMENDED

                                       By: /s/ Joel A. Kobert
                                           ------------------------
                                           Joel A. Kobert Attorney in Fact for
                                           Jacqueline B. Mars, as Trustee of the
                                           Jacqueline Badger Mars Trust

                                       ROBERT C.J. VAN MOURIK

                                       /s/ ROBERT C.J. VAN MOURIK
                                       ---------------------------------


                                       BILL H. GUNN

                                       /s/ BILL H. GUNN
                                       ---------------------------------


                                       NEIL E. SUMMERSON

                                       /s/ NEIL E. SUMMERSON
                                       ---------------------------------


                                       ROBERT A. CAMERON

                                       /s/ ROBERT A. CAMERON
                                       ---------------------------------


                                       GEOFFREY C. MURPHY

                                       /s/ GEOFFREY C. MURPHY
                                       ---------------------------------


                                       JAMES V. RILEY

                                       /s/ JAMES V. RILEY
                                       ---------------------------------


                                       AMERALIA, INC.

                                       By: /s/ Bill H. Gunn
                                           -----------------------------
                                           Name: Bill H. Gunn
                                           Title: President

                                Voting Agreement
                                   Mars Trust